Exhibit 99.1

Expedia Group Reports First Quarter 2021 Results
SEATTLE, WA – May 6, 2021 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the first quarter ended March 31, 2021.

“Travel remains a study in contrasts - with strong vacation rental growth and demand for domestic travel continuing to drive us forward, while demand for international and business travel and conventional lodging remain challenged. Beach and outdoor destinations have shown robust rebounds while major cities remain muted, and some regions have been growing while others remain locked down. As the vaccine rollout continues, we expect to see a now-familiar story play out; domestic and leisure demand lead the recovery. However, as the dire situation in India reminds us, in some markets, things may get worse before they get better,” said Vice Chairman and CEO, Peter Kern. “For our part, we continue to invest in bolstering our technology platform and in marketing where we can best get ahead of the demand curve. Because the market has clearly shown that when people feel safe to travel, demand comes roaring back.”

Key Highlights
•Expedia Group received a binding offer from American Express Global Business Travel to acquire Egencia; The potential deal includes Expedia Group receiving approximately 14% of the combined entity along with a 10-year lodging supply agreement with Expedia Partner Solutions.
•Given the positive ongoing trends within the business and confidence in the current liquidity position, Expedia Group has elected to pay off 50% of the preferred stock issued in 2020 during the second quarter of 2021.

Financial Summary & Operating Metrics ($ millions except per share amounts)(1)

	Expedia Group, Inc.
Metric	Q1 2021	Q1 2020	Δ Y/Y
Stayed room night growth	(47)%	(14)%	NM
Gross bookings	$15,422	$17,885	(14)%
Revenue	1,246	2,209	(44)%
Operating income (loss)	(369)	(1,294)	(72)%
Net income (loss) attributable to Expedia Group common stockholders	(606)	(1,301)	(53)%
Diluted earnings (loss) per share	$(4.17)	$(9.24)	(55)%
Adjusted EBITDA(2)	(58)	(76)	(24)%
Adjusted net income (loss)(2)	(294)	(258)	14%
Adjusted EPS(2)	$(2.02)	$(1.83)	11%
Free cash flow(2)	2,002	(1,071)	NM

(1)All comparisons are against comparable period of 2020 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 11-17 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, Traveldoo® and VacationRentals.com. Results include the related international points of sale for all brands and the immaterial impact of Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction on July 26, 2019. In May 2020, Expedia Group completed the sale of Bodybuilding.com. In October 2020, we completed the sale of SilverRail™, and in April 2021, we completed the sale of Classic Vacations®. All amounts shown are in U.S. dollars.
    Gross Bookings & Revenue
Revenue by Segment ($ millions)

	Revenue
	First Quarter
	2021	2020	Δ%
Retail	$1,025	$1,582	(35)%
B2B	184	485	(62)%
Corporate (Bodybuilding.com)	—	39	NM
Expedia Group (excluding trivago)	$1,209	$2,106	(43)%
trivago	46	154	(70)%
Intercompany eliminations	(9)	(51)	(82)%
Total	$1,246	$2,209	(44)%

For the first quarter of 2021, total gross bookings decreased 14%. Trends for our lodging, air and other travel products all improved sequentially from the fourth quarter, with lodging bookings experiencing year-over-year growth in the first quarter.
For the first quarter of 2021, total revenue decreased 44%. Expedia Group's Retail segment revenue declined 35% in the quarter and B2B segment revenue declined 62%. The slower decline in Retail segment revenue reflects improvement in leisure travel trends, particularly in North America, while the B2B segment continues to be impacted by the slower recovery for corporate travel demand.

Product & Services Detail - First Quarter 2021
As a percentage of total worldwide revenue in the first quarter of 2021, lodging accounted for 72%, advertising and media accounted for 7%, air accounted for 4% and all other revenues accounted for the remaining 17%.
Lodging revenue decreased 41% in the first quarter of 2021 on a 47% decrease in room nights stayed, partly offset by a 10% increase in revenue per room night. Revenue per room night benefited from an increase in the percentage of alternative accommodation stayed room nights, which have a higher revenue per room night than the rest of our lodging business.
Air revenue decreased 55% in the first quarter of 2021 reflecting a 50% decline in tickets sold and a 10% decline in revenue per ticket. The decline in revenue per ticket was primarily related to a shift in product mix.
Advertising and media revenue decreased 57% in the first quarter of 2021 due to declines at trivago and Expedia Group Media Solutions. Other revenue decreased 42% in the first quarter of 2021. Revenue in the first quarter of 2020 related to Bodybuilding.com, which was disposed in the second quarter of 2020 also impacted the year over year comparison.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2021	2020	Δ%	2021	2020	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$311	$629	(51)%	25.0%	28.5%	(352)
Selling and marketing - direct	487	954	(49)%	39.1%	43.2%	(407)
Selling and marketing - indirect	177	251	(30)%	14.2%	11.4%	280
Selling and marketing	664	1,205	(45)%	53.3%	54.5%	(127)
Technology and content	247	315	(22)%	19.8%	14.3%	555
General and administrative	156	185	(16)%	12.5%	8.4%	409
Total GAAP costs and expenses	$1,378	$2,334	(41)%	110.5%	105.7%	485

Adjusted Expenses - Expedia Group
Cost of revenue*	$306	$626	(51)%	24.5%	28.4%	(382)
Selling and marketing - direct	487	954	(49)%	39.1%	43.2%	(407)
Selling and marketing - indirect*	160	239	(33)%	12.8%	10.8%	197
Selling and marketing*	647	1,193	(46)%	51.9%	54.0%	(210)
Technology and content*	220	295	(25)%	17.6%	13.3%	432
General and administrative*	122	165	(26)%	9.8%	7.5%	229
Total adjusted costs and expenses	$1,295	$2,279	(43)%	103.9%	103.2%	70

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$303	$618	(51)%	25.0%	29.4%	(438)
Selling and marketing*	629	1,120	(44)%	52.0%	53.2%	(122)
Technology and content*	208	279	(25)%	17.2%	13.2%	394
General and administrative*	115	156	(27)%	9.5%	7.4%	207
Total adjusted costs and expenses excluding trivago	$1,255	$2,173	(42)%	103.7%	103.3%	40
Note: Expedia Group reclassified certain prior period information to conform to the current period presentation primarily related to the classification of licensing and maintenance costs within operating expenses. Some numbers may not add due to rounding.                                                                    *Adjusted expenses are non-GAAP measures. See pages 11-17 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Cost of Revenue
•For the first quarter of 2021, both total GAAP and adjusted cost of revenue decreased 51%, compared to the first quarter of 2020, primarily due to a decrease in bad debt expense, which was significantly elevated in the first quarter of 2020 due to COVID-19, decline in merchant fees resulting from lower transaction volumes, decreased customer service and personnel costs, and lower cloud expenses. In the first quarter of 2020, both GAAP and adjusted cost of revenue included costs related to Bodybuilding.com, which was disposed in the second quarter of 2020.
Selling and Marketing
•For the first quarter of 2021, total GAAP and adjusted total selling and marketing expense decreased 45% and 46%, respectively, compared to the first quarter of 2020, primarily due to a $467 million decrease in direct costs, driven by a significant reduction in marketing spend related to the impact on travel demand from COVID-19. Indirect costs, which represented 27% of total GAAP selling and marketing costs and 25% of total adjusted selling and marketing expense in the first quarter of 2021 compared to 21% and 20% of total GAAP and adjusted selling and marketing costs, in the first quarter of 2020, declined 30% and 33%, respectively, on a GAAP and adjusted basis in the first quarter of 2021 due to lower personnel costs primarily related to previously announced cost initiatives. As a result of Expedia Group's decision in the fourth quarter of 2020 to shift the vast majority of the annual bonus program spend to salary, effective in the second quarter of 2021, the year over year comparison of both GAAP and adjusted selling and marketing expense benefited from a reduced bonus accrual in the first quarter of 2021 compared to the first quarter of 2020. The year over year benefit for GAAP selling and marketing expense was largely offset by higher stock-based compensation expense related to the shift from 2020 cash bonuses to equity that will vest in 2021.
Technology and Content
•For the first quarter of 2021, total GAAP and adjusted technology and content expense decreased 22% and 25%, respectively, compared to the first quarter of 2020, reflecting lower personnel and associated costs primarily related to previously announced cost initiatives. As a result of Expedia Group's change to employee compensation structure, the year over year comparison of both GAAP and adjusted technology and content expense benefited from a reduced bonus accrual in the first quarter of 2021 compared to the first quarter of 2020. The year over year benefit for GAAP technology and content expense was largely offset by higher stock-based compensation expense related to the shift from 2020 cash bonuses to equity that will vest in 2021.
General and Administrative
•For the first quarter of 2021, total GAAP and adjusted general and administrative expense decreased 16% and 26%, respectively, compared to the first quarter of 2020, mainly due to a decrease in personnel costs and professional fees. As a result of Expedia Group's change to employee compensation structure, the year over year comparison of both GAAP and adjusted general and administrative expense benefited from a reduced bonus accrual in the first quarter of 2021 compared to the first quarter of 2020. The year over year benefit for GAAP general and administrative expense was largely offset by higher stock-based compensation expense related to executive awards and to a lesser extent the shift from 2020 cash bonuses to equity that will vest in 2021.

Net Loss Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	First Quarter
	2021	2020	Δ%
Retail	$94	$22	316%
B2B	(60)	26	NM
Unallocated overhead costs	(88)	(123)	(28)%
Expedia Group (excluding trivago)	$(54)	$(75)	(28)%
trivago(1)	(4)	(1)	189%
Total Adjusted EBITDA	$(58)	$(76)	(24)%

Net income (loss) attributable to Expedia Group common stockholders(2)	$(606)	$(1,301)	(53)%
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 11-17 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.

Depreciation and Amortization
Depreciation and amortization decreased 9% in the first quarter of 2021. The decrease in amortization reflects the completion of amortization related to certain intangible assets as well as the impact of definite-lived intangible impairments in the first quarter of 2020.
Impairment of Goodwill & Intangible Assets
There was no impairment of goodwill or intangible assets recorded in the first quarter of 2021. As a result of the impact from COVID-19, we recorded an intangible asset impairment charge of $121 million in the first quarter of 2020 primarily related to indefinite-lived trade names impacted and we also recorded a goodwill impairment charge of $765 million in the first quarter of 2020 largely related to the Vrbo and trivago businesses.

Restructuring and Related Reorganization Charges
In connection with the restructuring actions announced in late February 2020 to simplify our businesses and improve operational efficiencies, as well as the acceleration of further actions to adapt our business to the current environment, we recognized $29 million in restructuring and related reorganization charges in the first quarter of 2021. Restructuring and related reorganization charges were $75 million in the first quarter of 2020.
Interest and Other
Consolidated interest income decreased $8 million in the first quarter of 2021, compared to the first quarter of 2020. Consolidated interest expense increased $48 million in the first quarter of 2021, compared to the first quarter of 2020, due to the issuance of the $2 billion and $750 million senior unsecured notes in May 2020 and the $500 million and $750 million senior unsecured notes in July 2020. As a result of the debt refinancing transactions in March 2021, we recognized a loss on debt extinguishment of $280 million, which included the payment of early payment premiums and fees as well as the write-off of unamortized debt issuance costs.
Consolidated other, net was a loss of $5 million in the first quarter of 2021, compared to a loss of $145 million in the first quarter of 2020. The loss in the first quarter of 2021 was primarily due to foreign exchange losses, partly offset by mark-to-market gains on minority equity investments. The loss in the first quarter of 2020 included an impairment charge on a minority equity investment as well as mark-to-market losses on minority equity investments.
Income Taxes
The GAAP effective tax rate was 22% in the first quarter of 2021, compared to 6% in the first quarter of 2020. The change in the effective tax rate was primarily due to nondeductible impairments and a valuation allowance recorded in the prior year period.

The effective tax rate on pretax adjusted net loss was 21% in the first quarter of 2021, compared to 16% in the first quarter of 2020. The change in effective tax rate was primarily due to losses in the prior year period for which no benefit was recorded.

Preferred Stock Dividend
The preferred stock dividend related to the preferred equity issued in May of 2020 was $28 million in the first quarter of 2021.

Balance Sheet, Cash Flows and Capitalization
For the three months ended March 31, 2021, consolidated net cash provided by operating activities was $2.2 billion. Consolidated free cash flow totaled $2.0 billion, including $1.2 billion related to the change in restricted cash, driven by the recovery in deferred merchant bookings. Consolidated free cash flow improved $3.1 billion in the first quarter of 2021 compared to the prior year period primarily due to a cash benefit from working capital, lower capital expenditures, and an improvement in Adjusted EBITDA. The impact from COVID-19 resulted in a significant use of cash for working capital in the first quarter of 2020.

Cash, cash equivalents and short-term investments totaled $4.3 billion at March 31, 2021 compared to $3.4 billion at December 31, 2020. The increase was primarily due to positive free cash flow. Restricted cash and cash equivalents, which primarily relates to traveler deposits for bookings made through Vrbo, was approximately $2 billion at March 31, 2021 compared to $772 million at December 31, 2020. Prepaid expenses and other current assets was approximately $1.2 billion at March 31, 2021 compared to $654 million at December 31, 2020. Deferred merchant bookings totaled approximately $6 billion at March 31, 2021, including approximately $750 million in deferred loyalty rewards compared to $3.1 billion at December 31, 2020, including approximately $770 million in deferred loyalty rewards. The increase in deferred merchant bookings reflects the typical seasonality of our business with higher stayed room nights occurring during the summer months. Vrbo was the largest driver of the increase in deferred merchant bookings.

In February 2021, Expedia Group issued $1.0 billion of 2026 convertible notes that bear interest at 0.0%. In addition, in March 2021, Expedia Group issued $1.0 billion of 2031 senior notes that bear interest at 2.95%. The proceeds from these offerings were used to redeem $1.7 billion of 2025 senior notes. Expedia Group has also submitted notice of prepayment of 50% of the outstanding Series A Preferred Stock, which is expected to be completed in mid-May 2021.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2021	2020

Revenue	$1,246	$2,209
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	311	629
Selling and marketing (1)	664	1,205
Technology and content (1)	247	315
General and administrative (1)	156	185
Depreciation and amortization	209	229
Impairment of goodwill	—	765
Impairment of intangible assets	—	121
Legal reserves, occupancy tax and other	(1)	(21)
Restructuring and related reorganization charges	29	75
Operating loss	(369)	(1,294)
Other income (expense):
Interest income	2	10
Interest expense	(98)	(50)
Loss on debt extinguishment	(280)	—
Other, net	(5)	(145)
Total other expense, net	(381)	(185)
Loss before income taxes	(750)	(1,479)
Provision for income taxes	169	82
Net loss	(581)	(1,397)
Net loss attributable to non-controlling interests	3	96
Net loss attributable to Expedia Group, Inc.	(578)	(1,301)
Preferred stock dividend	(28)	—
Net loss attributable to Expedia Group, Inc. common stockholders	$(606)	$(1,301)

Loss per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$(4.17)	$(9.24)
Diluted	(4.17)	(9.24)
Shares used in computing earnings (loss) per share (000's):
Basic	145,181	140,823
Diluted	145,181	140,823

(1) Includes stock-based compensation as follows:
Cost of revenue	$5	$3
Selling and marketing	17	12
Technology and content	27	20
General and administrative	34	20

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,291	$3,363
Restricted cash and cash equivalents	1,972	772
Short-term investments	23	24
Accounts receivable, net of allowance of $98 and $101	1,007	701
Income taxes receivable	392	120
Prepaid expenses and other current assets	1,151	654
Total current assets	8,836	5,634
Property and equipment, net	2,241	2,257
Operating lease right-of-use assets	498	574
Long-term investments and other assets	667	671
Deferred income taxes	782	659
Intangible assets, net	1,479	1,515
Goodwill	7,363	7,380
TOTAL ASSETS	$21,866	$18,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$727	$602
Accounts payable, other	565	496
Deferred merchant bookings	6,047	3,107
Deferred revenue	174	172
Income taxes payable	315	50
Accrued expenses and other current liabilities	946	979
Total current liabilities	8,774	5,406
Long-term debt	8,464	8,216
Deferred income taxes	23	67
Operating lease liabilities	439	513
Other long-term liabilities	456	462
Commitments and contingencies
Series A Preferred Stock: $.001 par value, Authorized shares: 100,000; Shares issued and outstanding: 1,200 and 1,200	1,022	1,022
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 265,207 and 261,564; Shares outstanding: 141,342 and 138,074
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	13,919	13,566
Treasury stock - Common stock and Class B, at cost; Shares 131,141 and 130,767	(10,152)	(10,097)
Retained earnings (deficit)	(2,359)	(1,781)
Accumulated other comprehensive income (loss)	(199)	(178)
Total Expedia Group, Inc. stockholders’ equity	1,209	1,510
Non-redeemable non-controlling interests	1,479	1,494
Total stockholders’ equity	2,688	3,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,866	$18,690

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2021	2020
Operating activities:
Net loss	$(581)	$(1,397)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment, including internal-use software and website development	182	185
Amortization of intangible assets	27	44
Impairment of goodwill and intangible assets	—	886
Amortization of stock-based compensation	83	55
Deferred income taxes	(175)	(108)
Foreign exchange loss on cash, restricted cash and short-term investments, net	26	98
Realized (gain) loss on foreign currency forwards	7	(19)
(Gain) loss on minority equity investments, net	(8)	188
Loss on debt extinguishment	280	—
Provision for credit losses and other, net	24	105
Changes in operating assets and liabilities:
Accounts receivable	(300)	1,086
Prepaid expenses and other assets	(495)	(791)
Accounts payable, merchant	126	(1,082)
Accounts payable, other, accrued expenses and other liabilities	34	(129)
Tax payable/receivable, net	(2)	(32)
Deferred merchant bookings	2,940	226
Deferred revenue	2	(99)
Net cash provided by (used in) operating activities	2,170	(784)
Investing activities:
Capital expenditures, including internal-use software and website development	(168)	(287)
Purchases of investments	—	(285)
Sales and maturities of investments	—	585
Other, net	(12)	19
Net cash provided by (used in) investing activities	(180)	32
Financing activities:
Revolving credit facility borrowings	—	1,900
Proceeds from issuance of long-term debt, net of issuance costs	1,967	—
Payment of long-term debt	(1,706)	—
Debt extinguishment costs	(256)	—
Purchases of treasury stock	(55)	(410)
Payment of dividends to common stockholders	—	(48)
Proceeds from exercise of equity awards and employee stock purchase plan	269	86
Other, net	(9)	(11)
Net cash provided by financing activities	210	1,517
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(73)	(141)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	2,127	624
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	4,138	4,097
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$6,265	$4,721
Supplemental cash flow information
Cash paid for interest	$129	$87
Income tax payments, net	11	56

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2019			2020				2021	Y/Y
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross bookings by business model
Agency	$16,112	$14,585	$11,956	$9,823	$1,363	$3,530	$3,405	$6,737	(31)%
Merchant	12,180	12,342	11,289	8,062	1,350	5,101	4,162	8,685	8%
Total	$28,292	$26,927	$23,245	$17,885	$2,713	$8,631	$7,567	$15,422	(14)%

Revenue by segment
Retail	$2,333	$2,613	$1,961	$1,582	$463	$1,246	$702	$1,025	(35)%
B2B	657	731	635	485	68	203	186	184	(62)%
Corporate (Bodybuilding.com)	—	24	34	39	20	—	—	—	NM
Expedia Group (excluding trivago)	$2,990	$3,368	$2,630	$2,106	$551	$1,449	$888	$1,209	(43)%
trivago	251	279	171	154	18	70	38	46	(70)%
Intercompany eliminations	(88)	(89)	(54)	(51)	(3)	(15)	(6)	(9)	(82)%
Total	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	(44)%

Revenue by geography
Domestic	$1,838	$1,982	$1,573	$1,317	$463	$1,033	$698	$1,001	(24)%
International	1,315	1,576	1,174	892	103	471	222	245	(73)%
Total	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	(44)%

Revenue by business model
Agency	$1,047	$1,177	$816	$562	$105	$329	$271	$323	(43)%
Merchant	1,758	1,980	1,590	1,340	368	1,032	521	796	(41)%
Advertising & media and other	348	401	341	307	93	143	128	127	(59)%
Total	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	(44)%

Adjusted EBITDA by segment
Retail	$548	$876	$502	$22	$(203)	$429	$6	$94	316%
B2B	130	149	96	26	(128)	(52)	(54)	(60)	NM
Unallocated overhead costs	(130)	(125)	(149)	(123)	(89)	(80)	(108)	(88)	(28)%
Expedia Group (excluding trivago)	$548	$900	$449	$(75)	$(420)	$297	$(156)	$(54)	(28)%
trivago	20	12	29	(1)	(16)	7	(4)	(4)	189%
Total	$568	$912	$478	$(76)	$(436)	$304	$(160)	$(58)	(24)%

Net income (loss) attributable to Expedia Group common stockholders	$183	$409	$76	$(1,301)	(753)	(221)	(412)	(606)	(53)%

Worldwide lodging (merchant & agency)
Stayed room nights	100.1	116.5	91.6	69.4	19.2	48.8	36.1	37.1
Stayed room night growth	12%	11%	11%	(14)%	(81)%	(58)%	(61)%	(47)%
ADR growth	—%	(1)%	—%	2%	1%	8%	2%	8%
Revenue per night growth	1%	—%	(1)%	6%	15%	14%	6%	10%
Lodging revenue growth	12%	11%	9%	(9)%	(78)%	(52)%	(58)%	(41)%

Worldwide air (merchant & agency)
Tickets sold growth	10%	8%	—%	(26)%	(85)%	(74)%	(69)%	(50)%
Airfare growth	1%	—%	1%	(5)%	(35)%	(36)%	(31)%	(26)%
Revenue per ticket growth	(7)%	(10)%	(9)%	(41)%	NM	(48)%	(35)%	(10)%
Air revenue growth	2%	(3)%	(8)%	(56)%	NM	(87)%	(80)%	(55)%

Notes:
•Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019 through its sale in May 2020.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, CheapTickets, Hotwire.com, CarRentals.com, and Expedia Cruises.
B2B: The B2B segment is comprised of our Expedia Business Services organization including Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites, and Egencia, a full-service travel management company that provides travel services to businesses and their corporate customers.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019 through its sale in May 2020.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights and property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;

(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments;
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which, when applicable, include dilution from our convertible debt instruments per the treasury stock method for Adjusted EPS. The treasury stock method assumes we would elect to settle the principal amount of the debt for cash and the conversion premium for shares. If the conversion prices for such instruments exceed our average stock price for the period, the instruments generally would have no impact to adjusted weighted average shares outstanding. This differs from the GAAP method for dilution from our convertible debt instruments, which include them on an if-converted method. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended March 31, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating loss	$(30)	$(88)	$(7)	$(244)	$(369)
Realized gain (loss) on revenue hedges	(9)	—	—	—	(9)
Restructuring and related reorganization charges	—	—	—	29	29
Legal reserves, occupancy tax and other	—	—	—	(1)	(1)
Stock-based compensation	—	—	—	83	83
Amortization of intangible assets	—	—	—	27	27
Depreciation	133	28	3	18	182
Adjusted EBITDA(1)	$94	$(60)	$(4)	$(88)	$(58)

	Three months ended March 31, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating loss	$(97)	$(9)	$(4)	$(1,184)	$(1,294)
Realized gain (loss) on revenue hedges	(9)	3	—	—	(6)
Restructuring and related reorganization charges	—	—	—	75	75
Legal reserves, occupancy tax and other	—	—	—	(21)	(21)
Stock-based compensation	—	—	—	55	55
Impairment of goodwill	—	—	—	765	765
Impairment of intangible assets	—	—	—	121	121
Amortization of intangible assets	—	—	—	44	44
Depreciation	128	32	3	22	185
Adjusted EBITDA(1)	$22	$26	$(1)	$(123)	$(76)
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2021	2020
	(In millions)
Net loss attributable to Expedia Group, Inc.	$(578)	$(1,301)
Net loss attributable to non-controlling interests	(3)	(96)
Provision for income taxes	(169)	(82)
Total other expense, net	381	185
Operating loss	(369)	(1,294)
Gain (loss) on revenue hedges related to revenue recognized	(9)	(6)
Restructuring and related reorganization charges	29	75
Legal reserves, occupancy tax and other	(1)	(21)
Stock-based compensation	83	55
Depreciation and amortization	209	229
Impairment of goodwill	—	765
Impairment of intangible assets	—	121
Adjusted EBITDA	$(58)	$(76)

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended March 31,
	2021	2020
	(In millions, except share and per share data)
Net loss attributable to Expedia Group, Inc.	$(578)	$(1,301)
Less: Net loss attributable to non-controlling interests	3	96
Less: Provision for income taxes	169	82
Loss before income taxes	(750)	(1,479)
Amortization of intangible assets	27	44
Stock-based compensation	83	55
Legal reserves, occupancy tax and other	(1)	(21)
Restructuring and related reorganization charges	29	75
Impairment of goodwill	—	765
Impairment of intangible assets	—	121
Unrealized (gain) loss on revenue hedges	(2)	(58)
(Gain) loss on minority equity investments, net	(8)	188
Loss on debt extinguishment	280	—
Adjusted loss before income taxes	(342)	(310)

GAAP Provision for income taxes	169	82
Provision for income taxes for adjustments	(95)	(32)
Total Adjusted provision for income taxes	74	50
Total Adjusted income tax rate	21.5%	16.3%

Non-controlling interests	2	2
Preferred stock dividend	(28)	—
Adjusted net loss attributable to Expedia Group, Inc.	$(294)	$(258)

GAAP diluted weighted average shares outstanding (000's)	145,181	140,823

Diluted loss per share	$(4.17)	$(9.24)
Adjusted loss per share attributable to Expedia Group, Inc.	$(2.02)	$(1.83)

Ex-trivago Adjusted Net Loss and Adjusted EPS
Adjusted net loss attributable to Expedia Group, Inc.	$(294)	$(258)
Less: Adjusted net loss attributable to trivago	(2)	(7)
Adjusted net loss excluding trivago	$(292)	$(251)

Adjusted loss per share attributable to Expedia Group, Inc.	$(2.02)	$(1.83)
Less: Adjusted loss per share attributable to trivago	(0.01)	(0.05)
Adjusted loss per share excluding trivago	$(2.01)	$(1.78)

Free Cash Flow

	Three months ended March 31,
	2021	2020
	(In millions)
Net cash provided by (used in) operating activities	$2,170	$(784)

Headquarters capital expenditures	(13)	(79)
Non-headquarters capital expenditures	(155)	(208)
Less: Total capital expenditures	(168)	(287)

Free cash flow	$2,002	$(1,071)

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2021	2020
	(In millions)
Cost of revenue	$311	$629
Less: stock-based compensation	5	3
Adjusted cost of revenue	$306	$626
Less: trivago cost of revenue(1)	3	8
Adjusted cost of revenue excluding trivago	$303	$618

Selling and marketing expense	$664	$1,205
Less: stock-based compensation	17	12
Adjusted selling and marketing expense	$647	$1,193
Less: trivago selling and marketing expense(1)(2)	18	73
Adjusted selling and marketing expense excluding trivago	$629	$1,120

Technology and content expense	$247	$315
Less: stock-based compensation	27	20
Adjusted technology and content expense	$220	$295
Less: trivago technology and content expense(1)	12	16
Adjusted technology and content expense excluding trivago	$208	$279

General and administrative expense	$156	$185
Less: stock-based compensation	34	20
Adjusted general and administrative expense	$122	$165
Less: trivago general and administrative expense(1)	7	9
Adjusted general and administrative expense excluding trivago	$115	$156
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss first quarter 2021 financial results and certain forward-looking information on Thursday, May 6, 2021 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of March 31, 2021. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform, and our mission is to power global travel for everyone, everywhere. We believe travel is a force for good. Travel is an essential human experience that strengthens connections, broadens horizons and bridges divides. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, Traveldoo® and VacationRentals.com.
© 2021 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
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